Exhibit 10.3

API DEVELOPMENT AGREEMENT

This API Development Agreement (“Agreement”) is made and entered into as of March 3, 2026 (the "Effective Date"), by and between

Dravica Corporation, with its principal place of business at 3827 S Carson St 505-25 Unit #3085 Carson City, NV 89701 ("Client"), and

Brufend OÜ, with its principal place of business at  Harju maakond, Tallinn, Lasnamäe linnaosa, Peterburi tee 53, 11415 ("Developer").

1. Objective

The Client intends to develop and launch a Application Programming Interface ("API") for email validation, competitor analysis, and other related services. The Developer shall perform professional API development services according to the scope, timeline, and cost outlined in this Agreement and the accompanying project breakdown.

2. Scope of Work

The Developer agrees to provide full-cycle API development services consisting of the following stages and timelines:

1.	Research & Planning
o	Description: Requirements analysis, defining website architecture, and selecting the technology stack.
o	Duration: March 3 – March 9, 2026
2.	Design & Architecture
o	Description: Design of API structure, database schema, integration plans.
o	Duration: March 9 – March 17, 2026
3.	Core Development – Validation Engine
o	Description: Email syntax check, domain verification, MX and SMTP validation.
o	Duration: March 16 – March 24, 2026
4.	Core Development – API Endpoints
o	Description: Development of REST API, validation requests, batch checks, response structure.
o	Duration: March 23, 2026– April 3, 2026
5.	Database Development
o	Description: Log storage, request caching, batch management.
o	Duration: April 3 – April 9, 2026
6.	Security & Access Control
o	Description: API key management, authentication, request limits, abuse protection.
o	Duration: April 9 – April 13, 2026

7.	Integration & Demo
o	Description: Website demo (5 checks per day), website integration.
o	Duration: April 13 – April 15, 2026
8.	Testing & QA
o	Description: Functional testing, load testing, bug fixing.
o	Duration: April 16 – April 20, 2026

A detailed cost and time estimate is provided in Exhibit A (API Development Cost Breakdown).

3. Term of agreement

The total duration of the project is from March 3, 2026, to April 20, 2026, including three business days of testing and QA.

4. Payment terms

4.1 The total project cost is USD $33,050 (Thirty-Three Thousand Seven Hundred Fifty U.S. Dollars).

4.2 Payments shall be made in two phases:

•	Phase 1 – Research & Planning, Design & Architecture

Payment Due: March 31, 2026

Amount: USD $9,200

•	Phase 2 – Remaining Development, Integration & Testing

Payment Due: April 30, 2026

Amount: USD $23,850

In the event of any delay in payment, the Developer reserves the right to suspend all work until payment is received.

Any overdue amounts shall accrue interest at a rate of 0.1% per day (or the maximum rate permitted by applicable law, if lower) from the due date until payment is made in full.

4.3 Payments shall be made via bank transfer to the Developer’s designated account.

5. Client responsibilities

5.1 The Client shall:

•	Provide timely feedback, approvals, and all necessary assets for project execution.
•	Ensure access to hosting, domain, and any required third-party services.
•	Review and approve deliverables within a reasonable timeframe.

5.2 The Developer shall:

•	Execute development work according to industry standards and project timeline.
•	Maintain confidentiality of all Client data, designs, and proprietary materials.
•	Deliver API source code, documentation, and related assets.

6. Confidentiality

Both Parties agree to maintain confidentiality of any proprietary or confidential information disclosed in connection with this Agreement. Disclosure is only permitted when required by law or competent authority.

7. Acceptance of Work

On April 20, 2026, upon delivery of the completed API, Client shall have three (3) business days to accept or reject work. Failure to provide feedback within the period shall be deemed acceptance.

8. Intellectual Property

All rights, title, and interest in the API deliverables shall vest in the Client only upon full and final payment of all amounts due under this Agreement. Until such payment is received in full, all intellectual property rights shall remain with the Developer.

9. Termination

9.1 Either Party may terminate this Agreement with 10 days’ written notice. In the event of termination, the Client shall pay for all completed work up to the termination date. Any advance payments for unrendered work shall be refunded within ten (10) business days.

10. Limitation of liability

The Developer shall not be liable for any indirect, incidental, or consequential damages arising from the performance of services under this Agreement.

11. Governing law

This Agreement shall be governed by and construed in accordance with the laws of either the State of Nevada or the Republic of Estonia, as mutually agreed by the parties.

12. Entire agreement

This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Client:	Developer:
Dravica Corporation,	Brufend OÜ,
/s/ Szubanski Robert Damian Date: March 3, 2026	/s/ Brufend OÜ Date: March 3, 2026

Exhibwit A – API Development Cost Breakdown

Service		Hours	Rate	Cost
Research & Planning	Market research for email validation, competitor analysis, API architecture preparation	50	58	2900
Design & Architecture	Design of API structure, database schema, integration plans	70	90	6300
Core Development – Validation Engine	Email syntax check, domain verification, MX and SMTP validation	65	90	5850
Core Development – API Endpoints	Development of REST API: validation requests, batch checks, response structure	80	90	7200
Database Development	Log storage, request caching, batch management	40	90	3600
Security & Access Control	API key management, authentication, request limits, abuse protection	30	90	2700
Integration & Demo	Website demo (5 checks per day), website integration	25	90	2250
Testing & QA	Functional testing, load testing, bug fixing	25	90	2250
Total Project Cost:		385		33050

Client:	Developer:
Dravica Corporation,	Brufend OÜ,
/s/ Szubanski Robert Damian Date: March 3, 2026	/s/ Brufend OÜ Date: March 3, 2026